EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES MAY CASH DISTRIBUTION

Dallas, Texas, May 18, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.052539 per unit, payable on June 14, 2012, to unitholders of record on May 31, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in March.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,644,000	53,000	$3.16

Prior Month Distribution	1,612,000	56,000	$3.30

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $2,090,000 and overhead of $900,000 in determining the royalty payment to the Trust for the current month.

Other

As noted in the first quarter Form 10-Q filed on April 27, 2012, XTO Energy reached a tentative settlement on the Fankhouser litigation for $37 million which requires court approval. The hearing for formal court approval is scheduled for May 23, 2012. Assuming the court approves the settlement, a fairness hearing will be scheduled at a later date. XTO Energy has advised the trustee that the terms of the conveyances governing the Trust’s net profits interests require the Trust to bear its 80% interest in the settlement, or approximately $29.6 million. Upon payment of the settlement, it is expected that costs will exceed revenues on properties underlying the Oklahoma and Kansas net profits interest. Based on recent revenue and expense levels, it is expected that costs will exceed revenues for approximately 18 months; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease correspondingly. The net profits interest from Wyoming is unaffected and payments will continue to be made from those properties. The settlement is expected to decrease the amount of net profits going forward for the Oklahoma and Kansas properties due to changes in the way costs (such as gathering, compression and fuel) associated with operating the properties will be allocated, resulting in a net gain to the royalty interest owners. XTO Energy has stated that this expected net upward revision for the royalty interest owners will reduce applicable net profits to XTO Energy and, correspondingly, to the Trust.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2011.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083